April 28, 1998



Mr. James G. Stathos
Executive Vice President
and Chief Financial Officer
Mid-State Bank
1026 Grand Avenue
Arroyo Grande, California 93420

Mr. F. Dean Fletcher
Executive Vice President
and Chief Financial Officer
2739 Santa Maria Way
Santa Maria, California 93401

Dear Jim and Dean:

This opinion is being furnished to you in connection with the Agreement to Merge and Plan of Reorganization dated as of January 29, 1998 and First Amendment thereto ("the Agreement to Merge") among Mid-State Bank, BSM Bancorp and Bank of Santa Maria, which is expected to be completed in the third quarter of 1998 ("the Effective Date" and "the Effective Time" as defined in the Agreement to Merge). Our understanding of the merger (the "Merger") is as follows:

  A. At the Effective Date and Time, Bank of Santa Maria shall be merged with and into Mid-State Bank and Mid-State Bank will continue as the surviving bank. All assets, rights, franchises, titles and interests of Bank of Santa Maria shall be transferred to and vested in Mid-State Bank. Mid-State Bank shall be liable for all liabilities of Bank of Santa Maria.

  B. At the Effective Date and Time, all shares of the common stock of Mid-State Bank shall be converted solely into shares of BSM Bancorp common stock. The shareholders of Mid-State Bank will receive shares of BSM Bancorp common stock proportionate in value based on the terms contained in Section 2.3 and 1.1 of the Agreement to Merge. (i) If the Average Closing Price of Mid-State Bank stock is not less than $26.25 but not more than $30.50, each share of Mid-State Bank stock will be exchanged for the number of shares of BSM Bancorp stock equal to the reciprocal of the number determined by dividing $29.37 by the average closing price. (ii) If the Average Closing Price is greater than $30.50, each share of Mid-State Bank stock will be exchanged for 1.0385 shares of BSM Bancorp stock. (iii) If the average closing price is less than $26.25, each share of Mid-State Bank stock will be exchanged for
     0.8938 shares of BSM Bancorp stock;

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Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 2
April 28, 1998

     provided, however that, if the Average Closing Price is less than $26.25, Bancorp has a right to terminate the Agreement. If Bancorp elects to so terminate, Mid-State has the right, so long as the Average Closing Price exceeds $22.00, to reinstate the Agreement by adjusting the Exchange Ratio downward based on the formula in (i) above.

     In lieu of issuing fractional shares of BSM Bancorp common stock as a result of the merger, common shareholders of Mid-State Bank will be entitled to receive a cash payment equal to the fair market value of any fraction of a share of BSM Bancorp common stock to which such holder would be entitled but for this provision.

  C. Immediately after the Effective Time, the Charter Documents of BSM Bancorp shall be amended to change its name to "Mid-State Bancshares."

  D. At the Effective Time, the Mid-State Option Plan will terminate and the BSM Option Plan will continue in effect. BSM Bancorp shall grant substitute stock options pursuant to the BSM Option Plan to each and every officer and employee of Mid-State Bank who has at the Effective Time an outstanding option under the Mid-State Bank Option Plan to purchase shares of Mid-State Bank stock.

  E. Pursuant to the S-4, each and every substitute option so granted by BSM Bancorp to replace a Mid-State Bank option shall retain the vesting schedule in the respective option agreement, and shall be exercisable for that whole number of shares equal to the product of (A) the number of Mid-State shares that were purchasable under the option prior to the merger by (B) the exchange ratio as outlined in the S-4, rounded down to the nearest whole number of shares. Further, the substitute option shall have an exercise price equal to the quotient determined by dividing (A) the exercise price of the Mid-State Option by (B) the exchange ratio.

     In addition, no other provisions of the option agreements are to be changed. Therefore, each employee is not receiving an option, which has any additional benefits beyond those provided in the original option agreement.

RELIANCE ON CERTAIN FACTS, ASSUMPTIONS, AND REPRESENTATIONS

You have asked for our opinion on the federal income tax consequences to Mid-State Bank, BSM Bancorp, Bank of Santa Maria, and the shareholders of Mid-State Bank. In rendering our opinion, we have relied upon the accuracy and completeness of the facts, assumptions, and information as contained herein, in the Agreement to Merge (in each case, except as otherwise

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Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 3
April 28, 1998



provided, without regard to any limitations based on knowledge or belief), including all exhibits attached thereto, the Registration Statement on Form S-4, certain representations attached as Exhibit A, and all other related documents. You have represented that such facts, assumptions, and representations are true, correct, and complete. However, we have not independently audited or otherwise verified any of these facts, assumptions, or representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations upon which we have relied may require a modification of all or a part of this opinion. In addition, our opinion is based on such facts, assumptions, and representations as represented to us as of the date of this letter. Any changes in the facts, assumptions, or representations upon which we have relied between the date of this letter and the actual closing of the transaction may require a modification of all or part of this opinion. If needed, we will update our opinion as of the date of the Merger. However, we will require a representation that none of the facts or representations have changed between the date of this letter and the date of the Merger. Otherwise, we have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of such facts, assumptions, or representations occurring after this date.

PREMISE OF OPINION

Our opinion is based solely on our interpretation of the Internal Revenue Code of 1986, as amended (the "Code"); U.S. federal income tax regulations thereunder ("Treasury Regulations"; relevant judicial decisions; guidance issued by the Internal Revenue Service (the "Service") including revenue rulings and revenue procedures; and other authorities that we deemed relevant; in each case as of the date of this opinion.

U.S. federal income tax laws and regulations, and the interpretations thereof, are subject to change, which changes could adversely affect this opinion. If there is a change in the Code, the regulations thereunder, the administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be reevaluated in light of any such changes. If requested, we will update our opinion as of the date of the Merger. Otherwise, our opinion is as of the date of this letter and we have no responsibility to update this opinion for changes in applicable law or authorities occurring after this date.

Our opinion does not address the potential tax consequences of any transactions, events, or circumstances other than the transaction as described herein. In addition, our opinion is limited to the U.S. federal income tax consequences set forth below. Our opinion does not address any

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Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 4
April 28, 1998


non-income, state, local, or foreign tax consequences of the transaction. We also express no opinion on non-income tax issues, such as corporate law or securities matters.

This opinion does not address the U.S. federal income tax consequences of the transaction to any Mid-State Bank common shareholder that has a special status, including (without limitation) insurance companies; financial institutions; broker-dealers; foreign corporations; estates and trusts not subject to U.S. federal income tax on their income regardless of source; persons who are not citizens or residents of the United States; and persons who acquired stock as the result of the exercise of a compensatory stock option, pursuant to an employee stock purchase plan, or otherwise as compensation.

Our opinion is not binding on the Service, and there can be no assurance that the Service will not take positions contrary to such opinion or will not be successful in sustaining such contrary positions. However, should the Service challenge the U.S. federal income tax treatment of the matters discussed below, our opinion reflects our assessment of the probable outcome of litigation based solely on an analysis of the existing authorities relating to such matters.

This opinion is solely for the benefit of Mid-State Bank, BSM Bancorp and Bank of Santa Maria and is not intended to be relied upon by anyone other than Mid-State Bank, BSM Bancorp and Bank of Santa Maria. Although you do hereby have our express consent to inform Mid-State Bank and BSM Bancorp common shareholders of our opinion by including copies of this letter as an exhibit to the Agreement to Merge, as an exhibit in the Registration Statement on Form S-4 for the proposed transaction and by making reference to us and our opinion in the Proxy Statement-Prospectus forming a part of the Registration Statement, we assume no responsibility for any tax consequences to them. Instead, each of these parties should consult and rely upon the advice of his/her/its counsel, accountant or other tax advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.

OPINION

Based upon all of the foregoing, including representations of the management of Mid-State Bank, BSM Bancorp and Bank of Santa Maria, it is our opinion with respect to the Merger that:


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Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 5
April 28, 1998


a) The Merger will qualify as a reorganization under Code Section 368 and Mid-State Bank, BSM Bancorp and Bank of Santa Maria each will be a "party to a reorganization" within the meaning of Code Section 368(b).

b) No gain or loss will be recognized by Mid-State Bank, BSM Bancorp, or Bank of Santa Maria as a result of the Merger.

c) No gain or loss will be recognized by a shareholder of Mid-State Bank on the receipt solely of BSM Bancorp common stock in exchange for his/her/its shares of Mid-State Bank common stock.

d) The tax basis of the assets in Mid-State Bank after the Merger will be the same as the tax basis of the assets held by Mid-State Bank and Bank of Santa Maria immediately before the Merger.

e) The tax basis of the shares of BSM Bancorp common stock to be received by shareholders of Mid-State Bank pursuant to the Merger will be the same as the basis of the shares of Mid-State Bank common stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the Mid-State Bank shareholders and redeemed for cash.

f) The holding period of the shares of BSM Bancorp common stock to be received by shareholders of Mid-State Bank pursuant to the Merger will include the holding period of shares of Mid-State Bank common stock exchanged therefor, provided that the shares of Mid-State Bank common stock are held as capital assets on the effective date of the Merger.

g) The payment of cash to shareholders of Mid-State Bank in lieu of fractional share interests of BSM Bancorp common stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by BSM Bancorp. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Code Section
     302. If a fractional share of BSM Bancorp common stock would have constituted a capital asset in the hands of a redeeming shareholder, and the actual receipt and redemption of such fractional interest would have qualified for sale or exchange treatment, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 6
April 28, 1998


h) No gain or loss will be recognized for federal income tax purposes by the holders of outstanding stock options granted under Mid-State Bank's stock option plan as a result of the granting, pursuant to the Merger, of substitute options pursuant to BSM Bancorp's stock plan.

i) The granting of any substitute stock option, under the BSM Option Plan, to a holder of a Mid-State Bank stock option, under the Mid-State Option Plan, pursuant to the Merger under the provisions discussed above, will not be deemed a "modification" of any Mid-State Bank existing incentive stock option under Code Section 424(h)(3).

As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of Mid-State Bank consult his/her/its personal tax advisor concerning the applicable federal, state and local income tax consequences of the Merger.

We express no opinion on the impact, if any, on any other sections of the Code, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.




/s/ Arthur Andersen LLP
April 28, 1998

Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 2
April 28, 1998




                           EXHIBIT A


                        Representations

Representatives of Mid-State Bank have made the following representations to us:

a) The fair market value of the BSM Bancorp stock and other consideration received by each Mid-State Bank shareholder will be approximately equal to the fair market value of the Mid-State Bank stock surrendered in the exchange.

b) Following the Merger, Mid-State Bank will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Mid-State Bank immediately before the Merger. Following the Merger, Mid-State Bank will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Bank of Santa Maria immediately prior to the Merger. For purposes of this representation, amounts paid by Mid-State Bank or Bank of Santa Maria to dissenters, amounts paid by Mid-State Bank or Bank of Santa Maria to shareholders who receive cash or other property, amounts used by Mid-State Bank or Bank of Santa Maria to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Mid-State Bank or Bank of Santa Maria immediately preceding the Merger, will be included as assets of Mid-State Bank or Bank of Santa Maria, respectively, immediately prior to the Merger.

c) There is no intercorporate indebtedness existing between Mid-State Bank, on the one hand, and BSM Bancorp and Bank of Santa Maria, on the other hand (or any member of their respective federal income tax consolidated groups).

d)   The Merger will qualify as a merger under applicable state law.

e) Upon merger of Bank of Santa Maria into Mid-State Bank, all assets, obligations and liabilities of Bank of Santa Maria will be transferred to Mid-State Bank. All Mid-State Bank shareholders will become shareholders of BSM Bancorp.

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Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 8
April 28, 1998


f) Mid-State Bank intends that the Merger will qualify as a tax-free reorganization within the meaning of Code Section 368(a)(1)(A) and Code
     Section 368(a)(2)(E) and will report it as such in accordance with Treasury Regulation Section 1.368-3.

g) The payment of cash in lieu of fractional shares of BSM Bancorp stock is solely for the purpose of avoiding the expense and inconvenience to BSM Bancorp of issuing fractional shares, and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Mid-State Bank shareholders instead of issuing fractional shares of BSM Bancorp stock will not exceed one percent of the total consideration that will be issued in the transaction to the Mid-State Bank shareholders in exchange for their shares of stock. The fractional share interests of each Mid-State Bank shareholder will be aggregated, and no Mid-State Bank shareholder will receive cash in an amount greater than the value of one full share of BSM Bancorp stock.

h) None of the compensation received by any shareholder-employees of Mid-State Bank will be separate consideration for, or allocable to, any of their shares of Mid-State Bank stock; none of the shares of BSM Bancorp stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

i) Mid-State Bank understands and intends that Arthur Andersen LLP will rely on these facts and representations and assume them to be accurate as of the date hereof, without further inquiry on its part, in rendering its opinion with respect to the Merger and that the inaccuracy of any of these representations may adversely affect these opinions.

j) BSM Bancorp will issue its stock directly to the Mid-State Bank shareholders as consideration in the Merger.

k) There is no plan or intention by the shareholders of Mid-State Bank who own 5 percent or more of Mid-State Bank's stock, and to the best of the knowledge of the management of Mid-State Bank, there is no plan or intention on the part of the remaining shareholders of Mid-State Bank, to sell, exchange, or otherwise dispose of a number of shares of BSM Bancorp stock received in the Merger that would reduce Mid-State Bank shareholders' ownership of BSM Bancorp stock to a number of shares having a value, as of the Effective Date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Mid-State Bank as of the same date. For purposes of this representation, shares of

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Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 9
April 28, 1998


     Mid-State Bank stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of BSM Bancorp stock will be treated as outstanding Mid-State Bank stock on the date of the transaction. Moreover, shares of Mid-State Bank stock and shares of BSM Bancorp stock held by Mid-State Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. Finally, for purposes of this representation, extraordinary distributions (i.e., distributions with respect to stock other than regular, normal dividends), prior to or in connection with the transaction, will be taken into account. The preceding representation with respect to Mid-State Bank shareholders who own 5 percent or more of Mid-State Bank stock is based on representations that Mid-State Bank has received from such shareholders.

l) Mid-State Bank has no plan or intention to issue additional shares of its stock that would result in BSM Bancorp losing control of Mid-State Bank within the meaning of Code Section 368(c).

m) Mid-State Bank and the shareholders of Mid-State Bank will pay their respective expenses, if any, incurred in connection with the Merger.

n) At the time of the Merger, Mid-State Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Mid-State Bank that, if exercised or converted, would affect BSM Bancorp's acquisition or retention of control of Mid-State Bank, as defined in Code Section 368(c).

o) Mid-State Bank is not an investment company as defined in Code Section 368(a)(2)(F)(iii) and Code Section 368(a)(2)(F)(iv).

p) On the date of the Merger, the fair market value of the assets of Mid-State Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

q) Mid-State Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code 368(a)(3)(A).

r) Following the Merger, Mid-State Bank will continue its historic businesses or use a significant portion of its historic business assets in a business.

s) In the Merger, shares of Mid-State Bank stock representing control of Mid-State Bank, as defined in Code Section 368(c), will be exchanged solely for voting stock of BSM Bancorp. For purposes of this representation, shares of Mid-State Bank exchanged for cash or other

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Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 10
April 28, 1998


     property originating with BSM Bancorp will be treated as outstanding Mid-State Bank stock on the date of the transaction.

t) The Merger is being undertaken for reasons germane to the continuance of the business of BSM Bancorp, Bank of Santa Maria, and Mid-State Bank.

u) BSM Bancorp will change its name to Mid-State Bancshares immediately after the Effective Time.

v) BSM Bancorp will not change its name to Mid-State Bancshares unless the Merger is consummated.

Representatives of BSM Bancorp have made the following representations to us:

a) The fair market value of the BSM Bancorp stock and other consideration received by each Mid-State Bank shareholder will be approximately equal to the fair market value of the Mid-State Bank stock surrendered in the exchange.

b) Following the Merger, Mid-State Bank will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Mid-State Bank immediately before the Merger. Following the Merger, Mid-State Bank will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Bank of Santa Maria immediately prior to the Merger. For purposes of this representation, amounts paid by Mid-State Bank or Bank of Santa Maria to dissenters, amounts paid by Mid-State Bank or Bank of Santa Maria to shareholders who receive cash or other property, amounts used by Mid-State Bank or Bank of Santa Maria to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Mid-State Bank or Bank of Santa Maria immediately preceding the Merger, will be included as assets of Mid-State Bank or Bank of Santa Maria, respectively, immediately prior to the Merger.

c) There is no intercorporate indebtedness existing between Mid-State Bank, on the one hand, and BSM Bancorp and Bank of Santa Maria, on the other hand (or any member of their respective federal income tax consolidated groups).

d)   The Merger will qualify as a merger under applicable state law.

Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 11
April 28, 1998


e) Upon merger of Bank of Santa Maria into Mid-State Bank, all assets, obligations and liabilities of Bank of Santa Maria will be transferred to Mid-State Bank. All Mid-State Bank shareholders will become shareholders of BSM Bancorp.

f) BSM Bancorp and Bank of Santa Maria intend that the Merger will qualify as a tax-free reorganization within the meaning of Code Section 368(a)(1)(A) and Code Section 368(a)(2)(E) and will report it as such in accordance with Treasury Regulation Section 1.368-3.

g) The payment of cash in lieu of fractional shares of BSM Bancorp stock is solely for the purpose of avoiding the expense and inconvenience to BSM Bancorp of issuing fractional shares, and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Mid-State Bank shareholders instead of issuing fractional shares of BSM Bancorp stock will not exceed one percent of the total consideration that will be issued in the transaction to the Mid-State Bank shareholders in exchange for their shares of stock. The fractional share interests of each Mid-State Bank shareholder will be aggregated, and no Mid-State Bank shareholder will receive cash in an amount greater than the value of one full share of BSM Bancorp stock.

h) None of the compensation received by any shareholder-employees of Mid-State Bank will be separate consideration for, or allocable to, any of their shares of Mid-State Bank stock; none of the shares of BSM Bancorp stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

i) BSM Bancorp and Bank of Santa Maria understand and intend that Arthur Andersen LLP will rely on these facts and representations and assume them to be accurate as of the date hereof, without further inquiry on its part, in rendering its opinion with respect to the Merger and that the inaccuracy of any of these representations may adversely affect these opinions.

j) BSM Bancorp will issue its stock directly to the Mid-State Bank shareholders as consideration in the merger.

k) BSM Bancorp and Bank of Santa Maria will pay their respective expenses, if any, incurred in connection with the Merger.

Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 12
April 28, 1998


l) Prior to the Merger, BSM Bancorp will be in control of Bank of Santa Maria within the meaning of Code Section 368(c) (i.e., own stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote, and own at least 80 percent of the total number of shares of all other classes of stock of the corporation).

m) Neither BSM Bancorp nor any related party has any plan or intention to reacquire any of its stock issued in the Merger. For purposes of this opinion, a "related party" includes any corporation (i) that is a member of any affiliated group, as defined in Code Section 1504 (determined without regard to Code Section 1504(b)), of which BSM Bancorp is a member, or (ii) whose purchase of BSM Bancorp stock would be treated as a distribution in redemption of stock of BSM Bancorp under Code Section 304(a)(2) (determined without regard to Treasury Regulation Section 1.1502-80).

n) The liabilities of Bank of Santa Maria assumed by Mid-State Bank and the liabilities to which the transferred assets of Bank of Santa Maria are subject were incurred by Bank of Santa Maria in the ordinary course of its business, and the principal purpose of such assumption is not the avoidance of federal income tax.

o) BSM Bancorp has no plan or intention to liquidate Mid-State Bank; to merge Mid-State Bank with or into another corporation; to sell or otherwise dispose of the stock of Mid-State Bank, except for transfers of stock to corporations controlled by BSM Bancorp; or to cause Mid-State Bank to sell or otherwise dispose of any of its own assets or any of the assets acquired from Bank of Santa Maria, except for disposition made in the ordinary course of business or transfers of assets to a corporation controlled by Mid-State Bank (within the meaning of Code Section 368(a)(2)(C)).

p) BSM Bancorp does not own, nor has it owned during the past five years, any shares of the stock of Mid-State Bank.

q) BSM Bancorp and Bank of Santa Maria are not investment companies as defined in Code Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

r) Except for restrictions imposed by (i) SEC Rule 145 and (ii) agreements in place that restrict certain current Mid-State Bank shareholders from selling BSM Bancorp shares received in the Merger, the Mid-State Bank common shareholders will have unrestricted rights of ownership of BSM Bancorp stock received in the transaction, and their ability to retain the BSM Bancorp common stock received in the Merger will not be limited in any way.

Mr. James G. Stathos
Mr. F. Dean Fletcher
Page 13
April 28, 1998


s) It is our belief that following the Merger, Mid-State Bank will continue its historic businesses or use a significant portion of its historic business assets in a business.

t) In the Merger, shares of Mid-State Bank stock representing control of Mid-State Bank, as defined in Code Section 368(c), will be exchanged solely for voting stock of BSM Bancorp. For purposes of determining whether or not BSM Bancorp has acquired control of Mid-State Bank under
     Section 368(c) of the Code, it is necessary to determine the total number of Mid-State Bank shares outstanding prior to the Merger. In determining the total number of outstanding shares, any Mid-State Bank shares that are exchanged for cash or other property will be treated as outstanding prior to the Merger.

u) The Merger is being undertaken for business reasons relating to the continuance of the overall banking business of BSM Bancorp, Bank of Santa Maria, and Mid-State Bank.

v) BSM Bancorp will change its name to Mid-State Bancshares immediately after the Effective Time.

w) BSM Bancorp will not change its name to Mid-State Bancshares unless the Merger is consummated.